Exhibit 10.19

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (this “Sublease”) is made and entered into by Sublandlord and Subtenant (as defined in Section 1.1 below) as of October     , 2006. For valuable consideration, the receipt and adequacy of which are hereby acknowledged, Sublandlord and Subtenant agree as follows:

ARTICLE 1 — BASIC SUBLEASE INFORMATION

1.1 Definitions. In addition to the terms that are defined elsewhere in this Sublease, the following defined terms are used in this Sublease:

(a)	Sublandlord: Vignette Corporation, a Delaware corporation.

(b)	Sublandlord’s Address for Notices:

1301 S. MoPac Expressway, Suite 100
Austin, TX 78746
Attn: Real Estate Manager

All Rent and any other amounts owed by Subtenant to Sublandlord under this Sublease shall be sent to the following address:

(c)	Sublandlord’s Address for Rent Payments:

Real Estate Manager
Vignette Corporation
1301 S. MoPac Expressway, Suite 100
Austin, TX 78746

(d) Subtenant: SolarWinds.net, Inc., an Oklahoma corporation.

(e)	Subtenant’s Address:

	(1)	Prior to the Commencement Date:	300 West 6th Street
19th Floor
Austin, TX 78701

	(2)	After the Commencement Date:	At the Subleased Premises

(f) Project: The land and all improvements, including the Building, parking facilities and common areas, commonly known as Barton Skyway IV.

(g) Premises: The premises leased by Sublandlord pursuant to the Master Lease (as defined in Section 1.1(t) below).

(h) Building: The building located at 1301 S. MoPac Expressway, Austin, Texas.

(i) Subleased Premises: The portion of the Building located on the third (3”) floor of the Building, containing approximately 22,668 rentable square feet, as shown on the floor plan attached as Exhibit A-1 (“3rd Floor Space”) and that portion of the Building located on the Garden Level, containing approximately 1,158 rentable square feet and a pro-rata share of the common hallway in the Garden Level in the amount of 26 square feet, as shown on the floor plan attached as Exhibit A-2 (“Leased Garden Level Space”).

(j) Rentable Area of the Subleased Premises: 23,852 square feet.

(k) Rentable Area of the Premises: 109,750 square feet.

(l) Subtenant’s Share: 21.733% (determined by dividing the Rentable Area of the Subleased Premises by the Rentable Area of the Premises and multiplying the resulting quotient by 100 and rounding to the 3rd decimal place).

(m) Security Deposit: See Article 4.3.

(n) Term: Approximately 60 months, beginning on the Commencement Date and expiring on the Expiration Date.

(o) Commencement Date: December 1, 2006.

(p) Expiration Date: November 29, 2011.

(q) Monthly Rent: Monthly Rent shall be payable as follows:

MONTH	AMOUNT
From the Commencement Date through and including December 31, 2006	$0

From January 1, 2006 through and including November 29, 2011	$69,568.97 (based on $35.00 per r.s.f./yr)

Building Operating Costs are included in the Monthly Rent above based on a 2007 Base Year expense stop. See Article 4.2.

(r) Parking Spaces: Subtenant shall have available directly from Sublandlord, at no cost as specified in paragraph 1.01 (P.) under the Master Lease, the use of 72 unassigned and unreserved parking spaces and 23 reserved parking spaces (the “Reserved Parking Spaces”). The Reserved Parking Spaces are designed as space number 36 through and including space number 41, space number 54 through and including 59 and space number 70 through and including space number 80, as depicted on Exhibit B attached hereto.

(s) Brokers:

(1) Sublandlord’s Broker: N/A

(2) Subtenant’s Broker: Commercial Texas, LLC (“Commercial Texas”).

(t) Master Lease: Lease Agreement dated October 25, 2000, between Prentiss Properties Acquisition Partners, L.P., a Delaware limited partnership, as Landlord (“Master Landlord”), and Sublandlord, as amended by the First Amendment to Lease dated November 12, 2001, as further amended by the Second Amendment of Lease dated July 22, 2003.

(u) Additional Rent: All other amounts due and payable by Subtenant under this Sublease other than Monthly Rent.

(v) Rent: The Monthly Rent and the Additional Rent.

(w) Operating Cost Base Year: 2007.

If any other provision of this Sublease contradicts any definition of this Article, the provision of the Sublease will prevail.

1.2 Exhibits. The following exhibits are attached to this Sublease and are made part of this Sublease:

EXHIBIT A:	Depiction of the Subleased Premises

EXHIBIT B:	Designation of the Reserved Parking Spaces

RIDER NO. 1:	Notice of Intent to Market Premises

RIDER NO. 2:	Right of First Opportunity – Garden Level

RIDER NO. 3:	Right of First Opportunity – Ground Floor

ARTICLE 2 — AGREEMENT

2.1 Agreement. Sublandlord subleases the Subleased Premises to Subtenant, and Subtenant subleases the Subleased Premises from Sublandlord, according to the terms of this Sublease.

2.2 Term. The term of this Sublease will begin on the Commencement Date, and will end on the Expiration Date; provided, however, that this Sublease shall automatically terminate upon a termination for any reason whatsoever of the Master Lease subject to the terms of Section 8.1 below and any consent agreement executed with Master Landlord.

ARTICLE 3 — DELIVERY OF SUBLEASED PREMISES

3.1 Delivery of Possession. Sublandlord will deliver possession of the Subleased Premises to Subtenant, and Subtenant will accept the Subleased Premises “AS-IS” in their present condition on the Commencement Date. Subtenant acknowledges that neither Sublandlord nor its agents or employees have made any representations or warranties as to the suitability or fitness of the Subleased Premises for the conduct of Subtenant’s business or as to the physical condition or actual dimensions of the Subleased Premises or the Building, except as expressly set forth in Section 8.2 below, nor has Sublandlord or its agents or employees agreed to undertake any alterations or construct any tenant improvements to the Subleased Premises. Sublandlord shall deliver to Subtenant all existing keys for any keyed doors in the Subleased Premises and for elevator access, if necessary.

ARTICLE 4 — MONTHLY RENT

4.1 Monthly Rent. Subtenant will pay Monthly Rent to Sublandlord as rent for the Subleased Premises, as set forth in Section 1.1 above, without written demand or notice, and without deduction or offset. Rent which is due for any partial calendar month will be prorated on a per diem basis based on the actual number of days in that month. The first installment of Rent will be due upon the execution of this Sublease by Subtenant and applied to the first installment of Rent due under this Sublease. Thereafter, Rent will be paid to Sublandlord in advance on or before the first day of each month of the term at Sublandlord’s Address set forth in Section 1.1 above, or to such other person or place as Sublandlord designates to Subtenant in writing.

4.2 Operating Costs.

(a) Subject to 4.2 (b) below, Building Operating Costs (as defined in the Master Lease) are included in the Monthly Rent based on a 2007 Base Year expense stop (the “Operating Cost Base”).

(b) In addition to Monthly Rent, beginning on January 1, 2008, Subtenant will pay to Sublandlord monthly, as Additional Rent, Subtenant’s Share of the amount by which the Operating Costs paid by Sublandlord under the Master Lease exceed the Operating Cost Base. If Operating Costs arc calculated for a partial calendar year, the Operating Cost Base will be appropriately prorated. For example (and for illustration purposes only), if actual Operating Costs for the Operating Cost Base are determined to be $11.75/RSF/Year and the Operating Costs for 2008 are determined to be $l2.00/RSF/Year, then Subtenant would pay to Sublandlord monthly, as Additional Rent, Subtenant’s Share of $.25/SF/Year for the calendar year 2008. Alternatively, if Operating Expenses for 2008 are determined to be $1l.50/RSF, then Sublandlord would not be due any Additional Rent under this Section 4.2(b).

(c) Subtenant shall also pay to Sublandlord, in addition to and together with each payment of Rent, any and all excise, transaction privilege, sales, rental, gross receipts, or other taxes (other than net income and/or estate taxes of Sublandlord) now or in the future imposed by any taxing authority upon Master Landlord or Sublandlord and attributable to or measured by the Rent or other charges payable by Subtenant pursuant to this Sublease, whether assessed against Master Landlord or Sublandlord or assessed against Subtenant and collected by Master Landlord or Sublandlord, or both.

4.3 Security Deposit. As a condition to Sublandlord’s execution of this Sublease, Subtenant shall deliver to Sublandlord a $1,000,000 letter of credit (the “Security Deposit”) that is issued by a national banking association and is in form and substance reasonably satisfactory to Sublandlord. The letter of credit shall be valid during the Term of the Sublease and for a period of sixty (60) days following the later of expiration of the Term or Subtenant’s vacation of the Subleased Premises. Upon the occurrence of any Event of Default by Subtenant, Sublandlord shall have the right, without prejudice to any other remedy, and without notice to or pre-approval of Subtenant, to submit a sight draft to the bank that issued the letter of credit representing the Security Deposit, in an amount equal to a sum necessary to pay any arrearages in Rent, and any other damage, injury or expense, provided that such sight draft must be accompanied by a statement from an officer of the Sublandlord setting forth under penalty of perjury that an Event of Default of Subtenant has occurred, and that the amount requested is the amount reasonably believed necessary to cure such Event of Default. If any portion of the Security Deposit is so used or applied, then Subtenant shall deliver to Sublandlord a replacement letter of credit in the amount of $1,000,000 that is issued by a national banking association and is in form and substance reasonably satisfactory to Sublandlord and Sublandlord shall return the original letter of credit to Subtenant on receipt of the replacement letter of credit. In no event shall Sublandlord be required to apply the Security Deposit. Subtenant may not apply the Security Deposit to the payment of Rent or the performance of other obligations. The Security Deposit will not be deemed a limitation on Sublandlord’s damages or a payment of liquidated damages. The original letter of credit will be returned to Subtenant (minus such amounts as are reasonably necessary to cure any then existing Event of Default by Subtenant) within 30 days after the later of the expiration of the Term or Subtenant’s vacation and surrender of the Subleased Premises in the condition required under the Lease. If Sublandlord transfers its interest in the Sublease during the Term, Sublandlord shall assign the Security Deposit to the transferee (and Subtenant shall execute such documents as may be necessary to effect such transfer), and thereafter Sublandlord shall have no further liability to Subtenant for the Security Deposit. Subtenant shall pay all fees charged by the bank issuing the letter of credit representing the Security Deposit.

4.4 Use. Subtenant will use the Subleased Premises only for executive and administrative offices for the conduct of Subtenant’s business and for general office use, and for no other purpose. Subtenant will not use or permit the Subleased Premises to be used or occupied for any purpose or in any manner prohibited by any applicable laws or by the Master Lease. Subtenant will not commit waste or suffer or permit waste to be committed in, on, or about the Subleased Premises. Subtenant will use the Subleased Premises in a careful, safe, and proper manner. Subtenant will conduct its business and control its employees, agents, and invitees in such a manner as not to create any nuisance or interfere with, annoy, or disturb Master Landlord in its operation of the Building, Sublandlord, or any other tenant or occupant of the Building.

4.5 Furniture.

(a) As of the Commencement Date and during the Term of this Sublease, Subtenant shall be entitled to use, at no additional charge, the office furniture existing in the 3rd Floor Space as of the date of the Barton Skyway IV Letter of Intent between Sublandlord and Subtenant (including decorations, art work, etc. but excluding Vignette branded items, telephones, computer equipment, Vignette employees personal items and Herman Miller Aeron chairs (provided that such chairs will be replaced by other Herman Miller desk chairs)) in their “as-is” condition (the “Furniture”). The Furniture shall remain in the Subleased Premises during the Term of this Sublease and shall not be removed for any reason whatsoever without the prior written consent of Sublandlord, provided that Sublandlord shall not unreasonably withhold such consent but may condition such consent upon Subtenant taking reasonable measures to protect and preserve the Furniture. Sublandlord may enter the Subleased Premises at any time to inspect and inventory the Furniture, and determine whether Subtenant has performed all of its obligations with respect thereto. Sublandlord and Subtenant agree that neither shall place, or allow to be placed on the Furniture any lien or other encumbrance.

(b) Subtenant shall maintain, at its own expense, the Furniture in good and working condition, ordinary wear and tear excepted. Subtenant shall assume all risk of loss while the Furniture is in the care, custody and control of Subtenant. Subtenant shall obtain insurance covering the Furniture in an amount not less than $100,000. Subtenant will immediately advise Sublandlord of any material damage to or loss of the Furniture. If the Furniture is lost, injured, damaged or shows wear and tear other than ordinary wear and tear during the Term of this Sublease, then, at Sublandlord’s option, Subtenant, at its sole cost and expense, shall either (i) be responsible for the replacement of any items that are lost, damaged or show wear and tear other than ordinary wear and tear, or (ii) pay to Sublandlord within 10 days after written demand, the fair market value of the item. If Sublandlord has elected option (i) above, and Subtenant fails to replace the items that are lost, damaged or show wear and tear other than ordinary wear and tear, then Sublandlord may, but is under no obligation to, replace the same at Subtenant’s expense. All expenses payable hereunder will be collectible as Additional Rent paid by Subtenant within 10 days after delivery of a statement for such expense.

(c) Sublandlord makes no warranty or representation, expressed or implied, of any kind regarding the Furniture, including but not limited to, warranties of merchantability and fitness for particular purposes, warranties as to the material, workmanship, installation, completeness, size, design, capacity or condition and compliance with any law, rule, specification or contract. Subtenant assumes any and all risks of imperfections or defects, latent or patent, and Subtenant is not relying upon any representation of any kind or nature made by Sublandlord or Sublandlord’s agents. Sublandlord shall not be liable to Subtenant or to Subtenant’s employees, agents, visitors, customers, cosignees or invitees or to any other person or entity, whomsoever, for any injury to person or damage to or loss of property arising from the use of the Furniture.

(d) Subject to the requirements set forth herein, Subtenant shall have the right to purchase all, but not less than all, of the Furniture at the end of the Term of this Sublease. Subtenant must exercise its option to purchase the Furniture, if at all, by giving Sublandlord written notice of its election (“Subtenant’s Furniture Notice”) no later than October 1, 2011. Subtenant will have no right to purchase the Furniture if Subtenant’s Furniture Notice is not timely delivered, or if Subtenant is in default beyond any applicable notice and cure period under this Sublease at the time Subtenant’s Furniture Notice is delivered or on the then applicable expiration date of this Sublease. If Subtenant’s Furniture Notice is timely received, then Sublandlord shall convey to Subtenant, upon payment of the amount of $100,000, title to the Furniture through a Bill of Sale in a form reasonably agreed upon by the parties.

4.6 Parking. Prior to the Commencement Date, Subtenant shall, at Subtenant’s sole cost and expense, remove any existing reserved parking signage at the Reserved Parking Spaces and replace the same with signage detailing that the Reserved Parking Spaces are reserved for Subtenant. The removal of the existing parking signage and installation of new parking signage must comply with the terms of this Sublease and the Master Lease, including, without limitation, obtaining all necessary prior approvals. Sublandlord shall have no obligation to police, enforce or ensure that the Reserved Parking Spaces are used only by authorized persons, and Subtenant shall be solely responsible to do the same. At its sole cost and expense, Subtenant shall coordinate the re-use of the existing parking signage or the installation of all parking signage with Master Landlord, as the case may be, and Sublandlord shall have the right to review all progress in connection with such work. Where possible, Subtenant shall coordinate the payment of all additional costs directly with Master Landlord.

4.7 Alterations.

(a) Subtenant shall not make any alterations, additions, or improvements to the Subleased Premises without Sublandlord’s prior written consent, which shall not be unreasonably withheld or delayed, and the approval of Master Landlord pursuant to the terms and conditions outlined in the Master Lease. Any alterations, additions or improvements to which Master Landlord and Sublandlord consent must be constructed and installed in accordance with (i) all requirements contained in the Master Lease, including, without limitation those requirements set forth in Article 10 of the Master Lease, and (ii) any reasonable requirements imposed by Sublandlord to protect Sublandlord’s interest in the Master Lease and/or in the Subleased Premises. All such alterations, additions and improvements consented to by Sublandlord and Master Landlord will be performed by contractors approved by Sublandlord and Master Landlord, and will be made using new, first class materials and in a good and workmanlike manner. At its sole cost and expense, Subtenant shall coordinate all work with a project manager approved by Sublandlord (and Master Landlord, if required by the Master Lease), and Sublandlord shall have the right to review all progress in connection with such work, Subtenant shall be solely responsible for any and all expenses and additional costs charged by Master Landlord (whether billed directly to Sublandlord or Subtenant) pursuant to the Master Lease, including, without limitation, legal expenses, architectural and engineering expenses). Where possible, Subtenant shall coordinate payment of all additional costs directly with Master Landlord. Sublandlord shall not be required to advance any payments to Master Landlord on Subtenant’s behalf or to provide any construction bonds on Subtenant’s behalf. Subtenant will indemnify and hold Sublandlord, Master Landlord, the Subleased Premises, the Premises, and the Building free, clear and harmless of and from all mechanics’ liens and claims of liens, and all other liabilities, liens, claims and demands on account of such work by or on behalf of Subtenant. Prior to the commencement of any work (including, but not limited to, any maintenance, repairs, alterations, additions, improvements or installations) in or to the Subleased Premises, by or for Subtenant, Subtenant will give Sublandlord written notice of the proposed work and the names and addresses of the persons supplying labor and materials for the proposed work. Sublandlord and/or Master Landlord will have the right to post notices of non- responsibility or similar written notices on the Subleased Premises and the Premises in order to protect the same against any such liens. All alterations (whether temporary or permanent in character and whether made with or without the consent of Sublandlord and/or the Master Landlord) made in or upon the Subleased Premises, either by Sublandlord or Subtenant, shall be the Master Landlord’s property upon installation and shall remain on the Subleased Premises without compensation to Subtenant unless Master Landlord shall elect to have the alterations removed pursuant to the terms and conditions outlined in the Master Lease.

(b) Subject to subsection 4.7(c) below, Subtenant shall not be responsible for the removal of any alterations, additions or improvements (including phone and data cabling) made (i) by Sublandlord or (ii) by Subtenant, provided in the case of this subsection (ii) that such alterations, additions or improvements have been made by Subtenant in accordance with the terms of this Sublease. In addition, Subtenant shall not be responsible for the restoration of the Premises to its condition existing as of the Commencement Date so long as any alterations, additions or improvements made by Subtenant have been approved by Sublandlord and Master Landlord.

(c) Notwithstanding anything else herein to the contrary, should Master Landlord pursuant to the terms of the Master Lease demand that Sublandlord or Subtenant remove any alterations, additions or improvements made by Sublandlord or Subtenant to the Subleased Premises (either prior to or during the term of this Sublease) at the end of the Term pursuant to the terms and conditions outlined in the Master Lease, the cost of removal of such alterations, additions or improvements will be split evenly between the Sublandlord and Subtenant.

4.8 Telecommunications Equipment. Subtenant will be responsible for providing its own voice and data connections and services, phone systems and handsets, wiring, cabling, phone switches and other telecommunications equipment (collectively the “Telecommunications Equipment”). Installation of the Telecommunications Equipment shall be subject to the prior written approval of Sublandlord and Master Landlord pursuant to Section 4.7 above, and shall be treated the same as any other alterations for purposes of removal and restoration obligations. Subtenant agrees to permit Sublandlord to utilize the IDF closet located on the 3rd Floor Space (the “IDF Closet”) to house cell phone booster equipment for use by Sublandlord.

4.9 Security System. Subtenant shall have the option, upon thirty (30) days prior written notice to Sublandlord, to use Sublandlord’s existing security system infrastructure for the Subleased Premises; provided, however, Subtenant shall not be entitled to use Sublandlord’s security system controller or connect to Sublandlord’s security system. If Subtenant elects to install supplemental security system infrastructure for the Subleased Premises, the same shall be subject to Section 4.7 above, and must be compatible with and have the ability to tie into Sublandlord’s existing security systems. At Subtenant’s sole cost and expense and subject to Section 4.7 above, Subtenant may, if applicable, disconnect the security system from Sublandlord’s controller, and connect the same with a separate security system controller. Sublandlord makes no representation or warranty to Subtenant regarding the existence, condition or fitness of the security system. Subtenant shall indemnify, defend and hold Sublandlord harmless from any and all injury, cost, loss, liability and expense, including, without limitation, reasonable attorneys fees, arising out of or in connection with Subtenant’s use of the security system. Upon the expiration or earlier termination of this Sublease, if applicable, Subtenant, at its sole cost and expense, shall cause the security system to be disconnected from Subtenant’s controller, and if notified in writing prior to the expiration of the Term, Subtenant, at its sole cost and expense, shall cause the security system to be reconnected to Sublandlord’s security system. Subtenant’s obligations under this section will survive the expiration or other termination of this Sublease.

ARTICLE 5 — SERVICES; MAINTENANCE AND REPAIR

5.1 Services. The Subleased Premises shall be furnished with those services, if any, provided by Master Landlord under the terms of the Master Lease, on the terms and conditions set forth therein. Such services shall be provided subject to the terms of the Master Lease, and Sublandlord will not be obligated to provide any such services should Master Landlord fail to do so.

Sublandlord will not be in default under this Sublease or be liable to Subtenant or any other person, for direct, indirect, or consequential damages, or otherwise, for any failure of Master Landlord to provide heat, air conditioning, elevator, cleaning, lighting, or for surges or interruptions of electricity, or other services, if any, to be provided by Master Landlord under the terms of the Master Lease. Notwithstanding the foregoing, in the event Master Landlord fails to provide services or perform other obligations affecting the Subleased Premises as provided for in the Master Lease, following written notice from Subtenant, Sublandlord shall use commercially reasonable efforts to require Master Landlord’s delivery of services or performance of obligations by using all rights and remedies provided to Sublandlord under the Master Lease. In the event such efforts are not successful, and as Subtenant’s sole and exclusive remedy, Sublandlord agrees that Subtenant may, acting for Sublandlord, bring an action against Master Landlord to the extent permitted by Law and the Master Lease to obtain such services or the performance of such obligations, provided, however, that Subtenant shall indemnify Sublandlord for any harm or damage to Sublandlord resulting therefrom.

5.2 Payment for Services. Subtenant shall additionally pay to Sublandlord as Additional Rent the increase in Operating Costs or additional charges payable by Sublandlord as a result of Subtenant’s use of electricity, HVAC, or other services (including, but not limited to, above- standard janitorial services) for which Master Landlord may charge to provide to Subtenant either outside of Business Hours (as defined in the Master Lease) or in excess of the amounts which Master Landlord has agreed to furnish under the terms of the Master Lease. Where possible, Subtenant shall coordinate the payment of all additional costs directly with Master Landlord.

5.3 Maintenance and Repair. Subtenant shall maintain the Subleased Premises (including Subtenant’s equipment, personal property and trade fixtures located in the Subleased Premises) in good order and in a safe, neat and clean condition.

5.4 Damage. Subtenant will immediately advise Sublandlord and Master Landlord of any material damage to the Subleased Premises or the Building. All such damage or injury to the Subleased Premises, or the Building, or the fixtures, appurtenances and equipment in the Subleased Premises or the Building which is caused by Subtenant, its agents, employees, or invitees, may, if not timely addressed by Subtenant under the terms of this Sublease or the Master Lease after applicable notice and cure periods, be repaired, restored or replaced by Sublandlord or Master Landlord, at the expense of Subtenant. Such expense will be collectible as Additional Rent and will be paid by Subtenant within 10 days after delivery of a statement for such expense.

ARTICLE 6 — INSURANCE

6.1 Subtenant’s Insurance. At all times during the Term of this Sublease, Subtenant will carry and maintain, at Subtenant’s sole cost and expense, the following insurance, in the amounts specified below:

(a) Personal injury, bodily injury, broad form property damage, operations hazard, owner’s protective coverage, contractual liability, with a cross liability clause and severability of interests clause to cover Subtenant’s indemnities set forth herein, and products and completed operations liability, with a combined single occurrence limit of not less than $1,000,000. All such insurance will be equivalent to coverage offered by a Commercial General Liability form including, without limitation, premises-operations, personal injury and contractual liability.

(b) Insurance covering Subtenant’s furniture and fixtures, machinery, equipment, stock and any other personal property owned and used in Subtenant’s business and found in, on or about the Subleased Premises, and any improvements to the Subleased Premises made by Subtenant, in an amount not less than the hill replacement cost. Property forms will provide coverage on a broad form basis insuring against “all risks of direct physical loss”, including fire insurance with extended coverage, vandalism, and malicious mischief, in an amount equal to the full replacement value.

(c) Worker’s Compensation and Employer’s Liability insurance, with a waiver of subrogation endorsement, insuring against and satisfying Subtenant’s obligations and liabilities under the worker’s compensation laws of the State of Texas, in form and amounts as required by applicable law.

(d) In the event Subtenant performs any repairs or alterations in the Subleased Premises, Builder’s Risk insurance on an “All Risk” basis (including collapse) on a completed value (non-reporting) form for frill replacement value covering all work incorporated in the Building and all materials and equipment.

(e) If Subtenant operates owned, hired or nonowned vehicles on the Project or the Premises, comprehensive automobile liability will be carried at a limit of liability not less than $500,000 combined bodily injury and property damage per occurrence.

(f) Any other insurance required to be maintained by Sublandlord with respect to the Subleased Premises under the Master Lease.

6.2 Forms of the Policies. Certificates of insurance, together with copies of the endorsements when applicable, shall be delivered to Sublandlord and Master Landlord prior to Subtenant’s occupancy of the Subleased Premises and from time to time at least 10 days prior to the expiration of the term of each such policy. All Commercial General Liability or comparable policies maintained by Subtenant shall name Sublandlord (and Master Landlord if required) as an additional insured. All such policies maintained by Subtenant will provide that they may not be terminated, nor may coverage be reduced except after 30 days’ prior written notice to Sublandlord and Master Landlord. All Commercial General Liability and property policies maintained by Subtenant will be written as primary policies, not contributing with and not supplemental to the coverage that Sublandlord may carry. All certificates shall be issued by insurers acceptable to Master Landlord and Sublandlord and in form satisfactory to Master Landlord and Sublandlord.

6.3 Waiver of Subrogation. Notwithstanding anything to the contrary contained herein, Sublandlord and Subtenant each waives any and all rights to recover against the other, or against the officers, directors, shareholders, partners, joint venturers, employees, or agents of the other, for any loss or damage to such waiving party arising from any cause covered by any property insurance required to be carried by such party pursuant to this Article or any other property insurance actually carried by such party, to the extent of the limits of such policy regardless of the negligence of the party receiving the benefit of such waiver. Sublandlord and Subtenant, from time to time, will cause their respective insurers to issue appropriate waive; of subrogation rights endorsements to all property insurance policies carried in connection with the Premises or the Subleased Premises or the contents of the Premises or the Subleased Premises. Subtenant agrees to cause all other occupants of the Subleased Premises claiming by, under or through Subtenant to execute and deliver to Sublandlord such a waiver of claims and to obtain such waiver of subrogation rights endorsements.

6.4 Requirements of Insurer. Subtenant, at its sole expense, shall comply with the requirements of any board of fire underwriters or other similar body constituted now or after the date hereof, with any occupancy certificate issued pursuant to any law by any public officer, insofar as they relate to the condition, use or occupancy of the Subleased Premises.

ARTICLE 7 — COMPLIANCE WITH LAWS

7.1 Subtenant Compliance. Subject to Section 8.2(c) below, Subtenant will promptly comply with all Laws (as defined below) relating to Subtenant’s use or occupancy of the Subleased Premises. Subject to Section 8.2(c) below, and provided that it is not an obligation of the Master Landlord under the Master Lease, Subtenant shall, at its sole cost and expense, promptly cause the Subleased Premises to comply with all Laws to the extent that such compliance is required as a result of Subtenant’s use or occupancy of the Subleased Premises. As used in this Sublease, “Laws” shall mean all applicable laws, statutes, ordinances, rules, codes, regulations, orders, and interpretations of all federal, state, and other governmental or quasi-governmental authorities having jurisdiction over the Building, including, without limitation, the Americans with Disabilities Act of 1990.

7.2 Hazardous Materials.

(a) Subtenant’s Obligations.

(1) Subtenant will not cause or permit the storage, treatment or disposal of any Hazardous Materials or Hazardous Waste in, on, or about the Subleased Premises, the Premises, the Building, or any part of the Project by Subtenant, its agents, employees or contractors, Subtenant will not permit the Subleased Premises, the Premises, the Building, or any portion of the Project to be used or operated in a manner that may cause the Premises or any part of the Project to be contaminated by any Hazardous Materials in violation of any Environmental Laws, and shall only permit the introduction of Hazardous Materials to the Subleased Premises in compliance with all Environmental Laws.

(2) Subtenant will be solely responsible for and will defend, indemnify, and hold Sublandlord, its agents and employees harmless from and against all direct claims, costs, and liabilities, including reasonable attorneys’ fees and costs, arising out of or in connection with Subtenant’s introduction of Hazardous Materials to the Subleased Premises, the Premises, the Building, or the Project or other breach of its obligations in this Section. Sublandlord will be solely responsible for and will defend, indemnify, and hold Subtenant, its agents and employees harmless from and against all direct claims, costs, and liabilities, including reasonable attorneys’ fees and costs, arising out of or in connection with Sublandlord’s introduction of Hazardous Materials to the Subleased Premises, the Premises, the Building, or the Project or other breach of this Section by Sublandlord.

(3) Sublandlord hereby warrants and represents that to its actual knowledge, no Hazardous Materials or Hazardous Waste exist within the Subleased Premises.

(b) Mutual Obligations. Each party will promptly notify the other party of (l) any and all enforcement, cleanup, remedial, removal, or other governmental or enforcement cleanup or other governmental or regulatory actions instituted, completed or threatened pursuant to any Environmental Laws relating to any Hazardous Materials affecting any part of the Subleased Premises, the Premises or the Project; and (2) all claims made or threatened by any third party against Subtenant, Sublandlord or any part of the Project relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials on or about the Subleased Premises, the Premises, the Building, or the Project or any part thereof.

(c) Definitions.

(1) “Hazardous Materials” means asbestos, explosives, radioactive materials, hazardous waste, hazardous substances, or hazardous materials including, without limitation, substances defined as “hazardous substances” in the Comprehensive Environmental Response Compensation Liability Act of 1980, as amended, 42 U.S.C. Sections 9601-9657 (“CERCLA”); the Hazardous Material Transportation Act of 1975, 49 U.S.C. Sections 1801-1812; the Resource Conservation Recovery Acts of 1976, 42 U.S.C. Sections 6901-6987; the Occupational Safety And Health Act of 1970, 29 U.S.C. Sections 651, et seq.; or any other federal, state, or local statute, law, ordinance, code, rule, regulation, order, or decree regulating, relating to, or imposing liability or standards of conduct concerning hazardous materials, wastes, or substances now or at any time hereinafter in effect (collectively, “Environmental Laws”).

(2) “Hazardous Waste” means hazardous waste as defined under the Resource Conservation Recovery Act of 1976, 42 U.S.C. Sections 6901-6987.

(d) Survival. The obligations of this Section shall survive the expiration or other termination of this Sublease.

ARTICLE 8 — MASTER LEASE; ASSIGNMENT

8.1 The Master Lease. This Sublease is subject and subordinate to all the terms and conditions of the Master Lease, and all rights of Sublandlord thereunder. Subtenant acknowledges that it has received a copy of the Master Lease, and is familiar with the terms and conditions thereof Except with respect to payment of “Rent” under the Master Lease or as otherwise expressly provided in this Sublease, Subtenant hereby agrees to comply in all respects with Sublandlord’s obligations under the Master Lease insofar as the same are applicable to the Subleased Premises, Subtenant and Sublandlord will not cause or allow to be caused any default under the Master Lease, and shall indemnify, defend and hold harmless the other party against any loss, liability, and expenses (including reasonable attorneys’ fees and costs) arising out of any default under the Master Lease caused by Subtenant or Sublandlord. In the event the Master Lease terminates for any reason prior to the expiration or termination of this Sublease, Subtenant shall not have any claim whatsoever against Sublandlord arising or resulting from such termination of the Master Lease unless directly caused by the default of Sublandlord or Sublandlord’s voluntary agreement to terminate the Master Lease without the consent of Subtenant (which consent may be withheld at Subtenant’s sole discretion); provided, however, that Sublandlord shall in no way be liable under any circumstances for any indirect, consequential, special, punitive, or exemplary damages. Sublandlord acknowledges that it has the obligation to use good faith, commercially reasonable efforts to maintain the Master Lease in full force and effect for the benefit of Subtenant. Subtenant shall have the right, but not the obligation to cure any default of Sublandlord under the Master Lease, following written notice to Sublandlord and following provision to Sublandlord of a reasonable opportunity to cure such default.

8.2 Sublandlord’s Warranties. Sublandlord warrants to Subtenant that:

(a) The Master Lease is in fill force and effect and unmodified, except as set forth in Section 1.1 above.

(b) To Sublandlord’s actual knowledge, (i) there arc no existing circumstances that would allow the termination of the Master Lease by Master Landlord after the giving of notice or the passage of time or both; and (ii) there are no defaults by Master Landlord under the Master Lease.

(c) To Sublandlord’s actual knowledge, as of the Commencement Date, the Subleased Premises are in good operating condition and repair, reasonable wear and tear excepted and in compliance with all Laws.

(d) No lien or other encumbrance has been placed on the Furniture.

(e) Sublandlord has not received any written notice or, to Sublandlord’s actual knowledge, oral notice from Master Landlord that it is required to remove any alterations or improvements installed in the Premises by or for the benefit of Sublandlord.

8.3 Assignment and Subletting.

(a) No portion of the Subleased Premises or of Subtenant’s interest in this Sublease may be acquired by any other person or entity, whether by assignment, mortgage, sublease, transfer, operation of law or act of Subtenant, without the prior written consent of Sublandlord, which may not be unreasonably withheld, conditioned or delayed. Subtenant shall give Sublandlord at least 45 days’ advance written notice of any proposed assignment or subletting, such notice to be accompanied by (1) a copy of the proposed sublease or assignment agreement setting forth all terms of such agreement; (2) the name and address of the proposed assignee or subtenant; (3) the business terms of the proposed assignment or sublease; (4) reasonably satisfactory information as to the nature and character of the business of the proposed assignee or subtenant, and as to the nature of its proposed use of the space; and (5) banking, financial, or other credit information reasonably sufficient to enable Sublandlord to determine the financial responsibility and character of the proposed assignee or subtenant. Sublandlord shall notify Subtenant in writing within 15 days after receipt of Subtenant’s written request as to whether Sublandlord shall grant Subtenant’s request for an assignment or subletting. Without limiting the other instances in which it may be reasonable for Sublandlord to withhold its consent to an assignment or sublease, Sublandlord and Subtenant acknowledge and agree that it shall be reasonable for Sublandlord to withhold its consent if the information required has not been submitted to Sublandlord or is otherwise unsatisfactory. It shall also be reasonable for Sublandlord to withhold its consent if:

(i) The proposed transferee in Sublandlord’s opinion does not have the financial strength, to perform all obligations under this Sublease to be performed by Subtenant as and when they fall due taking into account the availability of the Security Deposit to cure any defaults.

(ii) The proposed transferee’s use of the Subleased Premises, in Sublandlord’s opinion, (1) is not lawful, (2) is not consistent with the permitted use under the Master Lease, (3) is not consistent with the general character of business carried on by subtenants of a first- class building, (4) conflicts with any provision of the Master Lease, (5) increases the likelihood of damage or destruction, (6) is likely to cause an increase in insurance premiums for insurance policies applicable to the Building, and (7) will require new subtenant improvements incompatible with then existing Building systems and components.

(iii) At the time of the proposed transfer there is an Event of Default under this Sublease.

(iv) The proposed transferee is a governmental entity.

(v) The transfer results in a division of the Subleased Premises reasonably unacceptable to Sublandlord.

If Sublandlord consents to a proposed assignment or sublease, Sublandlord will have the right to approve the form of assignment or sublease, as the case may be, which will provide among other things that Subtenant will remain liable under this Sublease. Further, if Sublandlord consents to any subletting or assignment by Subtenant as above provided, and subsequently any payments received by Subtenant under any such sublease are in excess of the Rent payable by Subtenant under this Sublease, or any additional consideration (other than consideration which is directly or indirectly related to the sale of the business) is paid to Subtenant by the assignee under any such assignment, then 100% of such excess payments under such sublease or such additional consideration for such assignment shall be due and payable by Subtenant to Sublandlord as Additional Rent. Sublandlord will in turn pay Master Landlord an amount equal to 50% of such excess payments in accordance with paragraph 8.04(ii) of the Master Lease. In determining whether payments under any approved sublease exceed the Rent under this Sublease, all amounts received by Subtenant under or in connection with such sublease shall be taken into account, provided that Subtenant shall have the right to first subtract brokerage commissions, attorneys’ fees, any tenant improvement costs, design fees and other disbursements reasonably incurred by Subtenant in connection with such sublease by Subtenant.

Subtenant agrees to reimburse Sublandlord for all reasonable expenses incurred in connection with any assignment or subletting, including but not limited to, attorneys’ fees, lender approval fees or such other reasonable and customary fees incurred.

If Subtenant believes that Sublandlord has unreasonably withheld its consent pursuant to this section, Subtenant’s sole remedy will be to seek a declaratory judgment that Sublandlord has unreasonably withheld its consent or an order of specific performance or mandatory injunction of Sublandlord’s agreement to give its consent.

Notwithstanding anything to the contrary herein, prior to any assignment or subletting, Subtenant must obtain the consent of Master Landlord in accordance with the Master Lease. Any attempted transfer without the required consent shall be void and shall constitute a non- curable breach of this Sublease.

(b) Notwithstanding the foregoing, Subtenant shall have the right, upon ten (10) days’ prior written notice to Sublandlord and Master Landlord, but without requiring Sublandlord and Master Landlord’s consent, to assign the Sublease to a successor corporation into which Subtenant is merged or consolidated or which acquired substantially all of Subtenant’s stock or assets and property; provided that (i) such successor corporation assumes substantially all of the obligations and liabilities of Subtenant; (ii) such successor corporation shall have assets, capitalization and net worth at least equal to the assets, capitalization and net worth of Subtenant either immediately prior to the time of the assignment or as of the commencement date of the Sublease, whichever is greater, as determined by generally accepted accounting principles; (iii) such transaction is not being undertaken solely for the purpose of transferring the Sublease; (iv) the entity resulting from the transactions contemplated in this clause 8.3.(b) is not a disreputable corporation as reasonably determined by Sublandlord and Master Landlord; (v) a new letter of credit is provided by such successor corporation as a security deposit in accordance with Article 4.3; and (vi) Subtenant shall provide in its notice to Sublandlord and Master Landlord (a) the name, current address, and business of the proposed assignee or sublessee, (b) the amount and location of the space within the Subleased Premises proposed to be so subleased, (c) the proposed effective date and duration of the assignment or subletting, (d) the proposed rent or consideration to be paid to Subtenant by such assignee or sublessee, and (e) financial statements and other information as Sublandlord and Master Landlord may reasonably request to evaluate the proposed assignment or sublease. For the purpose hereof “control” shall mean ownership of not less than 50% of all the voting stock or legal and equitable interest in such corporation or entity. Sublandlord shall return the original letter of credit to Subtenant on receipt of the replacement letter of credit.

(c) Subtenant shall be responsible for any and all costs and expenses payable to Master Landlord in connection with any proposed assignment or subletting under this Section 8.3.

8.4 Consent. The effectiveness of this Sublease is conditioned upon Master Landlord’s consent to this Sublease. In the event that such consent is not received on or before November 1, 2006 in a form acceptable to both Subtenant and Sublandlord, either Subtenant or Sublandlord shall have the right to terminate this Sublease by written notice delivered to the other no later than November 10, 2006.

ARTICLE 9 — DEFAULT

9.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Sublease: (a) the Subleased Premises are left vacant, deserted or are abandoned without the payment of Rent, (b) any part of the Rent is not paid when due or if Subtenant fails to pay Rent within three (3) days following written notice from Sublandlord that such Rent is due, (c) any other default is made in any of the obligations or agreements to be performed by Subtenant in this Sublease, that is not cured within 15 days following notice of such default by Sublandlord or in the case of a default that may take more than 15 days to cure, any default whereby Subtenant hasn’t commenced to cure the obligation within 15 days following written notice of such default by Sublandlord so long as Subtenant diligently pursues completion, provided that in no event will Subtenant have more than 60 days to cure the default; (d) Subtenant records this Sublease or any memorandum of this Sublease in any public records; (e) if Subtenant dissolves its business; (f) if any petition is filed by or against Subtenant under any present of future section or chapter of the Bankruptcy Code, or under any similar law or statute of the United States or any state thereof (which, in the case of an involuntary proceeding, is not permanently discharged, dismissed, stayed or vacated, as the case may be within 30 days after commencement), or if any order of relief shall be entered against Subtenant in any such proceedings; (g) if a receiver, custodian or trustee is appointed for the Subleased Premises or for all or substantially all of the assets of Subtenant, which appointment is not vacated within 30 days following the date of such appointment or (h) any “Event of Default” as defined under the Master Lease caused by Subtenant. Any installment of Rent that is not paid when due shall bear a late charge of 5% of the delinquent installment, to compensate Sublandlord for its administrative expenses and lost interest relating to such delinquency.

9.2 Sublandlord’s Remedies. If any Event of Default occurs, then Sublandlord shall have the right, at its election, to exercise any, some or all of the following remedies:

(a) To terminate this Sublease, in which case Subtenant’s right to possession of the Subleased Premises will cease and this Sublease will be terminated as if the expiration of the term fixed in such notice were the end of the term. If this Sublease is terminated, Sublandlord will be entitled to recover from Subtenant (i) the unpaid Rent that had been earned at the time of termination; (ii) the amount by which the unpaid Rent that would have been earned after termination until the time of award exceeds the amount of the Rent loss that Subtenant proves could reasonably have been avoided; (iii) the amount by which the unpaid rent for the balance of the term of this Sublease after the time of award exceeds the amount of the rent loss that Subtenant proves could reasonably be avoided; and (iv) any other amount necessary to compensate Sublandlord for all the damages proximately caused by Subtenant’s failure to perform its obligations under this Sublease or that in the ordinary course of things would be likely to result from that failure. The amount referred to in clauses (i) and (ii) is computed by allowing interest at the highest rate permitted by law. The amount referred to in clause (iii) is computed by discounting the amount at the discount rate of the Federal Reserve Bank of Dallas at the time of award. As used herein, “time of award” means when a decision is rendered by an arbitrator or court of competent jurisdiction.

(b) To reenter and take possession of the Subleased Premises, expel Subtenant and remove the effects of Subtenant, in compliance with applicable laws, without being liable for prosecution, and without prejudice to any remedies for arrears of Monthly Rent or other amounts payable under this Sublease. In such case, Sublandlord may, without being obligated to and without terminating this Sublease, relet the Subleased Premises for the account of Subtenant on such conditions and terms as Sublandlord may determine, in its sole discretion, and Sublandlord may collect and receive the rent. Subtenant will pay to Sublandlord Monthly Rent and other sums as provided in this Sublease that would be payable under this Sublease if such repossession had not occurred, less the net proceeds, if any, of any reletting of the Subleased Premises after deducting all of Sublandlord’s reasonable expenses in connection with such reletting.

(c) To cure any Event of Default and to charge Subtenant for the cost of effecting such cure, including without limitation reasonable attorneys’ fees and Default Interest from the date such monies are advanced; provided, however, that Sublandlord will have no obligation to cure any such event of default of Subtenant.

(d) To exercise any other right or remedy permitted under applicable Laws.

9.3 Security Interest. Notwithstanding anything to the contrary in this Sublease or under Texas Law, in no event shall Sublandlord have any right to a lien on the property of Subtenant except in the event of a default by Subtenant beyond any applicable notice and cure period pursuant to Section 9 above.

9.4 Remedies Not Exclusive. Each right and remedy provided for in this Sublease is cumulative and is in addition to every other right or remedy provided for in this Sublease or at law or in equity. If a dispute arises under the terms of this Sublease or if any payment required by this Sublease is not paid when due and the matter is turned over to an attorney by Sublandlord, then Sublandlord will be entitled to receive its reasonable attorneys’ fees in addition to any other damages and costs of enforcement.

ARTICLE 10 — END OF TERM

10.1 End of Term. At the end of this Sublease, Subtenant will promptly quit and surrender the Subleased Premises broom-clean, in good order and repair, ordinary wear and tear excepted, and in compliance with the restoration obligations set forth in this Sublease and the Master Lease. Subtenant will remove all of Subtenant’s personal property and equipment and shall repair any damage to the Subleased Premises as a result of such removal. Subtenant’s obligations under this Section will survive the expiration or other termination of this Sublease.

10.2 Holding Over. Subtenant will have no right to remain in possession of all or any part of the Subleased Premises after the expiration of the Term or earlier termination of this Sublease. If Subtenant remains in possession of all or any part of the Subleased Premises after the expiration of the Term: (a) such tenancy will be deemed to be a tenancy at will; (b) such tenancy will not constitute a renewal or extension of this Sublease for any further term; and (c) such tenancy may be terminated by Sublandlord upon prior written notice to Subtenant on the earliest date permitted by law. In such event, Rent will be increased to an amount equal to 200% of Sublandlord’s monthly rental obligations for the Subleased Premises and any additional costs under the Master Lease payable during the last month of the Term, any other sums due under this Sublease will be payable in the amount and at the times specified in this Sublease, and any other damages or costs incurred by Sublandlord as a result of any violation of the Master Lease caused by Subtenant’s failure to timely surrender the Subleased Premises shall be due and payable from Subtenant to Sublandlord upon demand. Such tenancy will be subject to every other term, condition, and covenant contained in this Sublease.

10.3 No Renewal Options. Subtenant acknowledges and agrees that it has no renewal or extension options to continue the Term of this Sublease beyond the Expiration Date.

ARTICLE 11 — MISCELLANEOUS

11.1 Condemnation. In the event that all of the Subleased Premises are taken, this Sublease shall terminate in accordance with the terms of the Master Lease (including that Subtenant shall have the right to terminate this Sublease in the same manner that Sublandlord has the right to terminate the Master Lease whether or not Sublandlord exercises its own termination right). If less than all of the entire Subleased Premises are taken, the provisions of the Master Lease shall control with respect to whether this Sublease will be terminated as a result thereof, and with respect to restoration of the Subleased Premises. Subtenant shall be permitted to recover any award Sublandlord is entitled to under the Master Lease to the extent applicable to the Subleased Premises in the event of condemnation. In no event will Sublandlord be in default under this Sublease or be liable to Subtenant or any other person for direct, indirect, or consequential damages, or otherwise, for any termination of the Master Lease pursuant to such provisions, or for any failure of Master Landlord to repair or restore the Subleased Premises or to otherwise perform any of its obligations under such condemnation provisions in the Master Lease, subject to Sublandlord’s other obligations under this Sublease (including without limitation, its obligations under Section 8.1 above to request Master Landlord’s performance of its obligations under the Master Lease).

11.2 Casualty. In the event that the Subleased Premises shall be damaged by fire or other casualty, Sublandlord shall have no responsibility for restoration of the Subleased Premises. The casualty provisions of the Master Lease shall control with respect to termination of this Sublease and restoration of the Subleased Premises (including that Subtenant shall have the right to terminate this Sublease in the same manner that Sublandlord has the right to terminate the Master Lease whether or not Sublandlord exercises its own termination right). In no event will Sublandlord be in default under this Sublease or be liable to Subtenant or any other person for direct, indirect or consequential damages, or otherwise, for any termination of the Master Lease pursuant to such provisions, or for any failure of Master Landlord to repair or restore the Subleased Premises or to otherwise perform any of its obligations under such casualty provisions in the Master Lease, subject to Sublandlord’s other obligations under this Sublease (including without limitation, its obligations under Section 8.1 above to request Master Landlord’s performance of its obligations under the Master Lease).

11.3 Signage. Subtenant shall not be permitted to place any temporary or permanent signage (including, without limitation, lobby, door, suite, directional or parking signage), banners, or other displays on the exterior of the Subleased Premises or the Premises without first obtaining (a) the prior written consent of Master Landlord (if required under the Master Lease), and (b) all necessary permits and approvals therefor. Notwithstanding the foregoing Subtenant shall simultaneously copy Sublandlord on any requests for approval submitted to the Master Landlord.

Any approved signage shall be constructed and installed in compliance with all applicable ordinances, codes, regulations and requirements, and entirely at Subtenant’s sole expense. At its sole cost and expense, Subtenant shall coordinate all signage with Master Landlord, and Sublandlord shall have the right to review all progress in connection with such work. Where possible, Subtenant shall coordinate the payment of all additional costs directly with Master Landlord.

11.4 Right to Enter. Master Landlord, Sublandlord, and their respective contractors and agents may enter the Subleased Premises at any reasonable time upon reasonable advance notice (or, in the event of an emergency, at any hour without prior notice) to: (a) inspect the Subleased Premises; (b) make repairs required of Master Landlord or Sublandlord under the terms of the Master Lease or this Sublease that Subtenant has failed to make; or (c) exercise remedies provided to Master Landlord or Sublandlord under the Master Lease or this Sublease. Any entry to the Subleased Premises by Master Landlord or Sublandlord in accordance with this Section, and in accordance with Master Landlord’s rights of entry under the Master Lease will not be construed or deemed to be a forcible or unlawful entry into or a detainer of the Subleased Premises or an eviction, actual or constructive, of Subtenant from the Subleased Premises, or any portion of the Subleased Premises, nor will any such entry entitle Subtenant to damages or an abatement of Monthly Rent, Additional Rent, or other charges which this Sublease requires Subtenant to pay.

11.5 Sublandlord’s Name. Subtenant is prohibited from using Sublandlord’s name, logo, mark or any other identifying symbol as a business reference, in advertising or sales promotion, or in any publicity matter without Sublandlord’s prior written consent.

11.6 Indemnity. Subtenant shall indemnify, defend and hold Sublandlord and its officers, directors, partners, employees, and agents entirely harmless from and against all liabilities, losses, damages, demands, expenses, or claims, including reasonable attorneys’ fees and court costs, for injury to or death of any person or for damages to any property directly or indirectly arising out of or in any manner connected with (a) the use, occupancy, or enjoyment of the Subleased Premises by Subtenant or its agents, employees, customers, licensees, invitees or contractors, or any maintenance, repair, work, activity, or other things allowed or permitted by Subtenant to be done or left undone in or about the Subleased Premises, the Premises, the Building, or the Project; (b) the actions or omissions of Subtenant, Subtenant’s employees, agents, or contractors, or of any other person entering onto the Subleased Premises, the Premises, or the Building under express or implied invitation of Subtenant; (c) any breach or default in the performance of any obligation of Subtenant under this Sublease; or (d) any negligent or willful act or failure to act of Subtenant, its agents, employees, or contractors. Subtenant shall not, however, be required to indemnify Sublandlord to the extent such damages are ultimately determined to be caused by the negligence or willful misconduct of Sublandlord. Sublandlord shall indemnify, defend and hold Subtenant and its officers, directors, partners, employees, and agents entirely harmless from and against all liabilities, losses, damages, demands, expenses, or claims, including reasonable attorneys’ fees and court costs, for injury to or death of any person or for damages to any property directly or indirectly arising out of or in any manner connected with (a) the use, occupancy, or enjoyment of the Premises by Sublandlord or its agents, employees, customers, licensees, invitees or contractors, or any maintenance, repair, work, activity, or other things allowed or permitted by Sublandlord to be done or left undone in or about the Premises, the Building, or the Project; (b) the actions or omissions of Sublandlord, Sublandlord’s employees, agents, or contractors, or of any other person entering onto the Subleased Premises, the Premises, or the Building under express or implied invitation of Sublandlord; (c) any breach or default in the performance of any obligation of Sublandlord under this Sublease; or (d) any negligent or willful act or failure to act of Sublandlord, its agents, employees, or contractors, Sublandlord shall not, however, be required to indemnify Subtenant to the extent such damages are ultimately determined to be caused by the negligence or willful misconduct of Subtenant. Subtenant’s and Sublandlord’s obligations under this Section shall survive expiration or earlier termination of this Sublease.

11.7 Force Majeure. Except with respect to Subtenant’s rights to terminate the Sublease under Sections 11.1 and 11.2 above, Sublandlord will have no liability to Subtenant, nor will Subtenant have any right to terminate this Sublease or abate Monthly Rent or assert a claim of partial or total actual or constructive eviction, because of Sublandlord’s failure to perform any of its obligations in this Sublease if the failure is due in part or in full to reasons beyond Sublandlord’s reasonable control, including without limitation, strikes or other labor difficulties, inability to obtain necessary governmental permits and approvals (including building permits or certificates of occupancy), war, riot, civil insurrection, accidents, acts of God and governmental preemption in connection with a national emergency (collectively referred to as “Force Majeure”).

11.8 Personal Property Taxes. Subtenant will pay promptly when due all personal property taxes on Subtenant’s personal property in the Subleased Premises and any other taxes payable by Subtenant, the non-payment of which might give rise to a lien on the Subleased Premises or Sublandlord’s or Subtenant’s interest in the Subleased Premises.

11.9 Notices. All notices and other communications required under this Sublease shall be in writing and shall be given by (a) United States first class mail, postage prepaid, registered or certified, return receipt requested, (b) deposit with any nationally recognized overnight carrier that routinely issues receipts, or (c) by hand delivery (including by means of a professional messenger service), addressed to the party for whom it is intended at its address set forth in Section 1.1. Any such notice or other communication shall be deemed to be effective when actually received or refused by the addressee, Either party upon 10 days prior written notice may change the address to which future notices or other communications shall be sent.

11.10 Attorneys’ Fees and Costs of Enforcement. In the event that either party hereof commences an action to enforce any of the provisions of this Sublease, the prevailing party in such action shall be awarded all of the costs of such action (including, without limitation, reasonable attorneys’ fees and court costs) from the other party.

11.11 Late Payment Interest. In addition to the late charge provided for in Section 9.1, if any payment required by this Sublease is not made within five days after payment is due, interest shall accrue on all amounts owing at the rate of 15% per annum or the maximum rate allowed by applicable law, whichever is less, from the date on which such payment was due until the date on which it is paid in full with accrued interest.

11.12 Time of the Essence. Time is of the essence of each and every provision of this Sublease.

11.13 No Waiver. The waiver by either party of any agreement, condition, or provision contained in this Sublease will not be deemed to be a waiver of any subsequent breach of the same or any other agreement, condition, or provision contained in this Sublease.

11.14 Complete Agreement and Amendment. This Sublease sets forth the complete agreement between Sublandlord and Subtenant with respect to the subject matter hereof, and this Sublease may not be terminated, amended or modified in any respect except by agreement in writing executed by both Sublandlord and Subtenant.

11.15 Severability. If any provision of this Sublease proves to be illegal, invalid or unenforceable, the remainder of this Sublease will not be affected by such finding, and in lieu of each provision of this Sublease that is illegal, invalid or unenforceable, a provision will be added as a part of this Sublease as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

11.16 Captions. The captions of the various Articles and Sections of this Sublease are for convenience only and do not necessarily define, limit, describe or construe the contents of such Articles or Sections.

11.17 Authority. Subtenant and the party executing this Sublease on behalf of Subtenant represent to Sublandlord that such party is authorized to do so by requisite action of the board of directors, or partners, as the case may be, and agree upon request to deliver to Sublandlord a resolution or similar document to that effect.

11.18 Brokers. Sublandlord and Subtenant respectively represent and warrant to each other that neither of them has consulted or negotiated with any broker or finder with regard to the Subleased Premises except the Brokers named in Section 1.1, if any. Each of them will indemnify the other against and hold the other harmless from any claims for fees or commissions from anyone with whom either of them has consulted or negotiated with regard to the Subleased Premises except the Brokers. If this Sublease is frilly executed by and between Sublandlord and Subtenant, upon receipt of consent from Master Landlord to this Sublease as provided in this Sublease, Commercial Texas shall have caned and be due a commission equal to four percent (4%) of the aggregate rentals due for the term of the Sublease. The commission shall be calculated based on the following formula (the “Commission Formula”): Rentable Area of the Subleased Premises times Rent per rentable square foot per year times number of lease months (less months of free rent) divided by twelve (12) times four percent (4%). Based on the terms of the Sublease, the commission is $164,181.28. Sublandlord and Subtenant shall each be responsible for one-half of the commission ($82,090.64) with one-half of the amount payable by each of the Sublandlord and Subtenant due and payable on the receipt of Master Landlord’s consent to this Sublease on the terms of this Sublease and the remaining one-half due and payable on the Commencement Date. In the event of any subsequent expansion, Commercial Texas shall be paid an additional commission based on the Commission Formula by Sublandlord equal to four percent (4%) of the aggregate rentals due over the term of the expansion with one-half (1/2) due upon the execution of an amendment to expand the Subleased Premises and one-half (1/2) due upon the commencement date of the expansion.

11.19 Governing Law. This Sublease will be governed by and construed pursuant to the laws of the State of Texas.

11.20 Binding Effect. The covenants, conditions and agreements contained in this Sublease will bind and inure to the benefit of Sublandlord and Subtenant and their respective heirs, distributees, executors, administrators, successors, and, except as otherwise provided in this Sublease, their assigns.

11.21 No Recordation. Subtenant shall not record in any public records this Sublease or any memorandum of this Sublease. If Subtenant breaches this Section, Subtenant shall be in default of this Sublease and, in addition to Sublandlord’s remedies set forth in Article 9 above, Subtenant shall indemnify Sublandlord from and against any and all liabilities, costs, damages, or losses including reasonable attorneys’ fees, under the Master Lease that Sublandlord may incur as a result of such breach.

11.22 Consent Fees. Sublandlord shall pay Master Landlord any required fees as provided for under the Master Lease as being due in connection with Master Landlord’s review and consent to this Sublease.

11.23 Conflict. in the event of any conflict between the terms of any consent executed by Master Landlord, Sublandlord and Subtenant, and this Sublease, the terms of this Sublease shall prevail as between Sublandlord and Subtenant (excluding Master Landlord).

Sublandlord and Subtenant have executed this Sublease as of the date first above written,

SUBLANDLORD:		SUBTENANT:

Vignette Corporation, a Delaware corporation		SolarWinds.net, Inc., an Oklahoma corporation

By:	/s/ T. PATRICK KELLY	By:	/s/ KEVIN B. THOMPSON

Name:	T. Patrick Kelly	Name:	Kevin B. Thompson

Date:	10/20/06	Date:	10/20/06

Exhibit A

Depiction of the Subleased Premises

(SEE ATTACHED)

Exhibit A

[GRAPHIC DEPICTION OF PREMISES]

Exhibit B

Exhibit B

Depiction of the Reserved Parking Space

(SEE ATTACHED)

[GRAPHIC DEPICTION OF PREMISES]

RIDER NO. 1

Notice of Intent to Market Premises

Subject to Riders No. 2 and No. 3, Sublandlord shall make reasonable efforts to notify Subtenant of its intent to market any of the Premises for sublease.

Rider No. 1

RIDER NO. 2

Right of First Opportunity – Garden Level

1. During the Term, Subtenant shall have a right of first Opportunity with respect to approximately 4,000 square feet on the Garden Level including a pro-rata share of the common hallway on the Garden Level (the “Opportunity Space”) which may become “available for rent” (as hereinafter defined), which right of first opportunity shall be on the terms and conditions set forth below in this Rider No, 2.

2. If during the Term any portion of the Opportunity Space becomes “available for rent,” Sublandlord shall notify Subtenant of the availability of such Opportunity Space pursuant to a written notice (the “Opportunity Notice”), which Opportunity Notice shall specify the portion of the Opportunity Space that has become “available for rent.” Subtenant must elect to lease the Opportunity Space described in an Opportunity Notice within three (3) business days following Subtenant’s receipt of such Opportunity Notice, and if Subtenant fails to timely elect to lease any Opportunity Space, Subtenant shall have no further right with respect to such opportunity Space pursuant to this Rider No. 2; however, if Sublandlord leases Opportunity Space described in an Opportunity Notice for which Subtenant has elected not to exercise its right of first opportunity and such Opportunity Space subsequently becomes “available for rent” during the Term, Subtenant shall have a right of first opportunity with respect to such Opportunity Space pursuant to this Rider No. 2. Subtenant agrees that if it exercises its right of first opportunity described in this Rider No. 2 with respect to any Opportunity Space, such exercise shall be irrevocable, and Subtenant must lease all of such Opportunity Space subject to such right of first opportunity described in the applicable Opportunity Notice for the rent amounts described herein, in which event Subtenant’s Share will be adjusted accordingly. The Opportunity Space does not include any furniture.

3. The rental rate on the Opportunity Space shall be $30/RSF/Year and, subject to Section 4.2(b), includes Building Operating Costs based on a 2007 Base Year expense stop. Subtenant shall commence payment of Rent with respect to the applicable Opportunity Space thirty (30) days following the receipt of Master Landlord’s consent to the sublease for the Opportunity Space.

4. For purposes of this Rider No. 2, Opportunity Space shall be considered “available for rent” if such space becomes vacant and Sublandlord elects, at its option, to sublease the space and not use the space for its own purposes.

5. Subtenant shall not have the right to exercise any right of first opportunity pursuant to this Rider No. 2 if an Event of Default has occurred and is outstanding under this Sublease.

6. Except as set forth in this Rider, the leasing of any Opportunity Space shall be upon the same terms and conditions as are applicable to the original Subleased Premises (and the Term applicable to the Opportunity Space shall expire on the Expiration Date). Notwithstanding anything to the contrary herein, the leasing of any Opportunity Space is subject to the consent of Master Landlord in accordance with the Master Lease.

Rider No. 2

7. In the event Subtenant leases any Opportunity Space as set forth in this Rider No. 2, regardless of whether Sublandlord and Subtenant have agreed to alter any of the specific business terms as specified herein, Commercial Texas shall be paid an additional commission by Sublandlord based on the Commission Formula equal to four percent (4%) of the aggregate rentals due over the term of the Opportunity Space sublease, with one-half (1/2) due upon the execution of the sublease for the Opportunity Space and one-half (1/2) due upon commencement of the sublease for the Opportunity Space.

Rider No. 2

RIDER NO. 3

Right of First Opportunity – Ground Floor

1. During the Term, Subtenant shall have a right of first opportunity and relocation with respect to approximately 41,600 square feet on the ground floor level of the Premises (the “Ground Floor Opportunity Space”) which may become “available for rent” (as hereinafter defined), which right of first Opportunity shall be on the terms and conditions set forth below in this Rider No. 3.

2. If during the Term the Ground Floor Opportunity Space becomes “available for rent,” Sublandlord shall notify Subtenant of the availability of such Ground Floor Opportunity Space pursuant to a written notice (the “Opportunity Notice”). Subtenant must elect to lease the Ground Floor Opportunity Space described in an Opportunity Notice within ten (10) business days following Subtenant’s receipt of such Opportunity Notice, and if Subtenant fails to timely elect to lease the Ground Floor Opportunity Space, Subtenant shall have no thither right with respect to such opportunity space pursuant to this Rider No. 3; however, if Sublandlord leases Ground Floor Opportunity Space described in an Opportunity Notice for which Subtenant has elected not to exercise its right of first Opportunity and such Ground Floor Opportunity Space subsequently becomes “available for rent” during the Term, Subtenant shall have a right of first opportunity with respect to such Ground Floor Opportunity Space pursuant to this Rider No. 3. Subtenant agrees that if it exercises its right of first opportunity described in this Rider No. 3 with respect to any Ground Floor Opportunity Space, such exercise shall be irrevocable, and Subtenant must lease all of such Ground Floor Opportunity Space subject to such right of first Opportunity described in the applicable Opportunity Notice for the rent amounts agreed upon by the parties as described herein, in which event Subtenant’s Share will be adjusted accordingly.

3. The rental rate and sublease term for the Ground Floor Opportunity Space shall be negotiated in good faith by the parties based on current market conditions for space of comparable size, in comparable buildings with comparable quality of finish out in the Austin, Texas suburban area. Following Subtenant’s execution of a sublease for the Ground Floor Opportunity Space, in the event that Subtenant, at its option, relocates from the third floor to the ground floor, Subtenant’s obligations with respect to the Subleased Premises on the third floor shall terminate and be of no further force and effect, except as otherwise set forth in the Sublease.

4. For purposes of this Rider No. 3, the Ground Floor Opportunity Space shall be considered “available for rent” if Sublandlord elects to vacate such space.

5. Subtenant shall not have the right to exercise any right of first opportunity pursuant to this Rider No. 3 if an Event of Default has occurred and is outstanding under this Sublease.

6. Except as set forth in this Rider, the leasing of the Ground Floor Opportunity Space shall be upon the same terms and conditions as are applicable to the original Subleased Premises (and the Term applicable to the Ground Floor Opportunity Space shall expire on the Expiration Date). Notwithstanding anything to the contrary herein, the leasing of the Ground Floor Opportunity Space is subject to the consent of Master Landlord in accordance with the Master Lease.

Rider No. 3

7. In the event Subtenant leases the Ground Floor Opportunity Space as set forth in this Rider No. 3 regardless of whether Sublandlord and Subtenant have agreed to alter any of the specific business terms as specified herein, Commercial Texas shall be paid an additional commission by Sublandlord based on the Commission Formula equal to four percent (4%) of the aggregate rentals due over the term of the Ground Floor Opportunity Space sublease reduced by a pro-rata portion of the commissions paid for the 3rd floor portion of the original Subleased Premises, with one-half (1/2) due upon the execution of the sublease for the Ground Floor Opportunity Space and one-half (1/2) due upon commencement of the sublease for the Ground Floor Opportunity Space.

Rider No. 3

FIRST AMENDMENT TO SUBLEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE (“First Amendment”) is dated for reference purposes as of November 20, 2006, and is made between Vignette Corporation, a Delaware corporation (“Sublandlord”), and SolarWinds.net, Inc., an Oklahoma corporation (“Subtenant”), and shall amend that certain lease by and between Sublandlord and Subtenant dated October     , 2006 concerning 22,668 rentable square feet of space (the “Premises”) located at 1301 S. MoPac Expressway, Austin, Texas (the “Building”) (the “Lease”). Sublandlord and Subtenant agree that the Lease is amended as follows:

1. Change in Commencement Date: Sublandlord and Subtenant hereby agree that the Commencement Date of the Lease, as set forth in Section 1.1(o) of the Lease, shall be changed from December 1, 2006 to November 27, 2006,

2. Change in Rent: Notwithstanding Section 1.1(q) of the Lease, Subtenant hereby agrees to pay Sublandlord prorated Monthly Rent from November 27, 2006 to November 30, 2006 in the amount of Nine Thousand Two Hundred Seventy Five Dollars and Eighty-Six Cents ($9,275.86), and such rent is due and payable on or before the Commencement Date.

3. Effect of First Amendment: Each term used herein with initial capital letters shall have the meaning ascribed to such term in the Lease unless specifically otherwise defined herein. In the event of any inconsistency between this First Amendment and the Lease, the terms of this First Amendment shall prevail. As used herein, the term “Lease” shall mean the Lease and all riders, exhibits, rules, regulations, covenants, conditions and restrictions referred to in the Lease.

Signature Page Follows

SUBLANDLORD:		SUBTENANT:

Vignette Corporation, a Delaware corporation		SolarWinds.net, Inc., an Oklahoma corporation

By:	/s/ T. PATRICK KELLY	By:	/s/ KEVIN B THOMPSON

Name:	T. Patrick Kelly	Name:	Kevin B. Thompson

Date:	11/20/06	Date:	4/22/06

AGREED AND ACKNOWLEDGED

LANDLORD:

Brandywine Realty Trust

		a(n)	corporation

By:

Name:

Date: